EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2008 RESULTS
Ann Arbor, Michigan — February 23, 2009
     Kaydon Corporation (NYSE:KDN) today announced its results for the fourth quarter and full year ended December 31, 2008.
•	Fourth quarter sales increased 7.0 percent to $132.4 million, compared to $123.7 million during last year’s fourth quarter. Wind energy sales totaled $24.0 million for the fourth quarter, 78.8 percent higher than the prior fourth quarter. Full year 2008 wind energy sales totaled $80.5 million compared to 2007 wind energy sales of $32.9 million.

•	Fourth quarter operating income was $22.4 million, compared to $32.2 million in the prior fourth quarter, which included the $5.0 million gain on the sale of a component of a reporting segment. Fourth quarter 2008’s results include $1.3 million, in total, of due diligence expenses on transactions that were not consummated during the fourth quarter and asset impairments on property and equipment.

•	EBITDA, as defined by the Company, was $29.6 million for the fourth quarter of 2008, compared to $37.9 million in the prior fourth quarter. EBITDA for the full year was a record $132.9 million as compared to $132.5 million in 2007. Readers should refer to the attached Reconciliation of Non-GAAP Measures for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.

•	Interest and investment income/(loss) was a net $0.3 million loss in the fourth quarter 2008 compared to income of $3.9 million in the prior fourth quarter. This includes the recognition of $1.0 million in losses on a restricted investment, or $.02 per share, partially offset by significantly reduced interest income, relative to 2007.

•	Fourth quarter 2008 net income was $13.8 million, compared to $22.7 million earned in last year’s fourth quarter, which included the $3.1 million after tax gain on sale of a component of a reporting segment noted above. Fourth quarter 2008’s results include $0.8 million of due diligence and impairment costs, and $0.6 million in losses on a restricted investment as noted above.

•	Diluted earnings per share for the 2008 fourth quarter was $.41, inclusive of the due diligence and impairment costs of $.02, and losses on a restricted investment of $.02, compared with $.70 in the prior fourth quarter, which included $.09 from the gain on sale.

•	Fourth quarter 2008 order entry totaled $90.5 million, a decrease of 23.3 percent compared to $118.0 million in the prior fourth quarter. Quarter-end backlog was $312.6 million compared to $238.9 million at the end of fourth quarter 2007.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented,
     “While fiscal 2008 was a record in terms of both sales and EBITDA, business conditions weakened as the year progressed, affecting each of our businesses. Dollar strengthening and a significant decrease in interest income also negatively impacted results. The current low level of interest rates will impact 2009 results through lower interest income and, coupled with lower asset values, higher pension costs.
     “While the current environment is challenging, we have taken several steps to improve our results and position us for the longer term. These actions will allow us to take maximum benefit of the eventual improvement in business conditions. Notably, we have frozen executive salaries, eliminated across the board salary increases, closed or eliminated a number of benefit programs, significantly curtailed both temporary labor and overtime, and implemented targeted staff cuts at most locations. Finally, we stand ready with additional action plans should conditions worsen further.
     “These measures, together with our strong balance sheet, should allow us to successfully navigate these challenging times. With no outstanding debt and $233.0 million of unrestricted cash at year end, we are exceptionally well positioned for the long term.”
Fourth Quarter 2008
     Sales were $132.4 million, a 7.0 percent increase compared to $123.7 million during the fourth quarter of 2007. Gross profit equaled $46.2 million or 34.9 percent of sales for the fourth quarter of 2008 as compared to $48.2 million or 39.0 percent of sales for the fourth quarter of 2007. Operating income was $22.4 million compared to $32.2 million in the fourth quarter of 2007, which included the $5.0 million gain on sale noted previously. Margins were negatively affected by changes in product mix, largely due to declines in higher margin industrial segments and offsetting increases in lower margin business.

     Fourth quarter 2008 interest and investment income/(loss) was a net loss of $0.3 million compared to income of $3.9 million earned during the fourth quarter of 2007. The loss includes the realization of $0.2 million in losses on the sale of a portion of an investment and the recognition of $0.8 million of a decline in value of the remaining investment, partially offset by $0.7 million in interest income. The net book value of the remaining investment is $4.9 million. The decline in interest income is due to substantially lower interest rates and lower average investable balances.
     The effective tax rate during the fourth quarter of 2008 was 37.5 percent compared with 32.6 percent in the prior fourth quarter. The fourth quarter 2008 tax rate was unfavorably impacted by a reduced federal tax benefit associated with the domestic production activities deduction. The fourth quarter 2007 effective tax rate was favorably impacted by the tax benefit associated with the Company’s disposition of an idle facility and an adjustment of the Company’s deferred tax accounts.
     Net income for the fourth quarter of 2008 was $13.8 million, or $.41 per share on a diluted basis, compared to $22.7 million, or $.70 per share on a diluted basis, last year. Last year’s fourth quarter included $3.1 million, or $.09 per share, due to the previously mentioned gain.
Order Entry and Backlog
     Order entry during the fourth quarter of 2008 totaled $90.5 million compared to $118.0 million in the prior fourth quarter. Order entry declined in the fourth quarter as customers reacted to adverse macroeconomic conditions. December, in particular, was slow as customers pushed out receipts of inventory during the last half of the month. The Company has responded to requests from certain customers with orders in backlog to adjust shipping schedules as their end users have reacted to the global financial crisis.
     Backlog totaled $312.6 million at the end of 2008 compared to $238.9 million at the end of 2007. The Company defines backlog as orders expected to be shipped within the upcoming 18 months. Due to current economic conditions, coupled with the lagged effect of recent economic stimulus, we expect shipments to be more weighted towards the latter half of 2009 than in past years.
Fourth Quarter Review
     During the fourth quarter of 2008, sales of friction control products increased $9.8 million to $85.8 million from the fourth quarter of 2007. Sales to the wind energy market increased 78.8 percent, and sales to the military and medical equipment markets also increased year over year. Sales to the machinery and semiconductor markets declined. Sales of split roller bearings were higher in local currencies but declined when translated into U. S. dollars. Fourth quarter 2008 operating income of $17.7 million decreased from the $25.3 million earned in the prior fourth quarter which included the $5.0 million gain on the sale of a component of this segment. Operating margins declined due to product mix shifts.

While wind energy and military remained strong relative to last year, their contribution to operating profit was not sufficient to offset softness in higher margin end markets. In particular, the industrial, machinery, and export businesses, in which orders are often booked and shipped within the same quarter, slowed during the second half of the year. Also, within the military business, the Company saw a continued shift from higher margin aerospace business to lower margin vehicle products.
     Fourth quarter 2008 sales of velocity control products totaled $13.8 million compared to $15.6 million in the prior fourth quarter. North American shipments were lower than the prior fourth quarter due to the severe industrial slowdown. Volume was flat in our European operations but lower when translated due to the rapid dollar strengthening experienced during the fourth quarter. As a result, operating income declined to $1.8 million from $3.4 million in the fourth quarter of 2007.
     Sales of sealing products were $11.0 million compared to $11.2 million in the fourth quarter of 2007, as lower volume was partly offset by higher pricing. Operating income declined due to lower volume and a $0.8 million asset impairment charge.
     Sales of the Company’s remaining businesses equaled $21.8 million during the fourth quarter of 2008, an increase of $0.9 million from fourth quarter 2007, principally due to higher demand for liquid and air filtration products. These increases were partly offset by reduced volume and lower pricing for metal alloy products. Operating income was $3.1 million in fourth quarter 2008 compared to $2.9 million in the prior fourth quarter.
Full Year 2008
     Full year 2008 sales increased 15.7 percent to a record $522.4 million with significant growth in the wind energy and medical businesses. Fiscal 2008 also benefited from the full year inclusion of Avon, which was acquired in 2007 and has since been fully integrated into Kaydon Bearings. During the year, however, overall macroeconomic trends weakened at an accelerating pace.
     Operating income totaled $105.5 million, or 20.2 percent of sales, as compared to $111.3 million in 2007 which included the $5.0 million gain on the sale of a component of a reporting segment. Depreciation was also meaningfully higher in fiscal 2008 relative to fiscal 2007 as investments made over the past two years have been put in service.
     The Company completed the conversion of its convertible notes during the third quarter of 2008 and interest expense declined to $6.2 million from $9.6 million in the prior year. Interest income declined significantly to $4.9 million from $18.1 million principally due to the substantial decline in interest rates, and, to a lesser extent, to losses incurred on a restricted cash investment.
     Net income was $67.1 million and 12.8 percent of sales compared to 2007 net income of $77.7 million and 17.2 percent of sales which included a $3.1 million after tax gain on the sale of a component of a reporting segment. Diluted earnings per share totaled $2.09 compared to $2.41 in the prior year, which included a $.09 gain from the sale of a component of a reporting segment.
Balance Sheet
     During the fourth quarter of 2008, the Company paid common stock dividends of $.17 per share or $5.7 million and repurchased 483,700 shares of Company common stock for $14.1 million. Fiscal year 2008 share repurchases totaled 937,941 shares for $35.9 million.
     The Company has no debt outstanding at December 31, 2008 due to the third quarter 2008 completion of the conversion of the Company’s convertible notes into shares of Company common stock.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2008 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-877-719-9789 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=140609 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Fourth Quarter and Full Year 2008 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Monday, March 2, 2009 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 7224705.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth and expansion, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including risks and uncertainties disclosed from time to time in the Company’s Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP liquidity measures are presented in this press release. These measures should be viewed as supplemental data, rather than as a substitutes or alternatives to the most comparable GAAP measure.

Contacts:	James O’Leary Chairman and Chief Executive Officer (734) 747-7025 ext. 2025	READ IT ON THE WEB http://www.kaydon.com

Peter C. DeChants Senior Vice President, Chief Financial Officer (734) 747-7025 ext. 2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net sales	$132,382,000	$123,729,000	$522,374,000	$451,382,000
Cost of sales	86,225,000	75,531,000	330,194,000	267,082,000

Gross profit	46,157,000	48,198,000	192,180,000	184,300,000
Selling, general, and administrative expenses	23,727,000	16,031,000	86,669,000	73,037,000

Operating income	22,430,000	32,167,000	105,511,000	111,263,000
Interest expense	(61,000)	(2,410,000)	(6,223,000)	(9,552,000)
Interest and investment income/(loss)	(338,000)	3,918,000	4,860,000	18,051,000

Income before income taxes	22,031,000	33,675,000	104,148,000	119,762,000
Provision for income taxes	8,254,000	10,978,000	37,077,000	42,055,000

Net income	$13,777,000	$22,697,000	$67,071,000	$77,707,000

Weighted average common shares outstanding
Basic	33,675,000	27,412,000	29,507,000	27,694,000
Diluted	33,755,000	34,422,000	34,002,000	34,683,000

Earnings per share
Basic	$0.41	$0.83	$2.27	$2.81

Diluted	$0.41	$0.70	$2.09	$2.41

Dividends declared per share	$0.17	$0.15	$0.64	$0.54

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$232,998,000	$229,993,000
Short-term investments	—	57,000,000
Accounts receivable, net	78,918,000	67,574,000
Inventories, net	97,748,000	68,896,000
Other current assets	18,395,000	15,411,000

Total current assets	428,059,000	438,874,000

Property, plant and equipment, net	185,642,000	145,826,000

Goodwill, net	142,424,000	146,922,000
Other intangible assets, net	25,746,000	31,162,000
Other assets	7,911,000	23,781,000

Total assets	$789,782,000	$786,565,000

Liabilities and Shareholders’ Equity:

Accounts payable	$35,080,000	$28,498,000
Accrued expenses	27,682,000	30,000,000

Total current liabilities	62,762,000	58,498,000

Long-term debt	—	200,000,000
Long-term liabilities	54,390,000	44,677,000

Total long-term liabilities	54,390,000	244,677,000

Shareholders’ equity	672,630,000	483,390,000

Total liabilities and shareholders’ equity	$789,782,000	$786,565,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$13,777,000	$22,697,000	$67,071,000	$77,707,000
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of a component of a reporting segment	—	(5,033,000)	—	(5,033,000)
Depreciation	4,337,000	3,260,000	16,181,000	11,813,000
Amortization of intangible assets	1,367,000	917,000	5,464,000	3,189,000
Amortization of stock awards	1,161,000	1,320,000	4,514,000	5,627,000
Stock option compensation expense	312,000	204,000	1,213,000	674,000
Excess tax benefit from stock-based compensation	(259,000)	(59,000)	(438,000)	(291,000)
Deferred financing fees	62,000	387,000	790,000	1,548,000
Net change in receivables, inventories and trade payables	(7,453,000)	888,000	(37,714,000)	(14,394,000)
Net change in other assets and liabilities	(5,102,000)	2,316,000	819,000	(6,581,000)

Net cash from operating activities	8,202,000	26,897,000	57,900,000	74,259,000

Cash flows used in investing activities:
Additions to property, plant and equipment, net	(13,660,000)	(17,072,000)	(59,510,000)	(54,073,000)
Sale of investments	1,999,000	269,250,000	65,407,000	341,856,000
Purchase of investments	—	(251,250,000)	—	(413,856,000)
Acquisition of business, net of cash received	—	(54,869,000)	489,000	(54,869,000)
Proceeds from the sale of a component of a reporting segment	—	6,500,000	—	6,500,000

Net cash used in investing activities	(11,661,000)	(47,441,000)	6,386,000	(174,442,000)

Cash flows from (used in) financing activities:
Cash dividends paid	(5,695,000)	(4,200,000)	(18,180,000)	(14,354,000)
Purchase of treasury stock	(14,079,000)	(7,479,000)	(35,916,000)	(30,091,000)
Excess tax benefit from stock-based compensation	259,000	59,000	438,000	291,000
Proceeds from exercise of stock options	—	—	242,000	99,000

Net cash used in financing activities	(19,515,000)	(11,620,000)	(53,416,000)	(44,055,000)

Effect of exchange rate changes on cash and cash equivalents	(6,759,000)	1,808,000	(7,865,000)	3,442,000

Net increase (decrease) in cash and cash equivalents	(29,733,000)	(30,356,000)	3,005,000	(140,796,000)

Cash and cash equivalents — Beginning of period	262,731,000	260,349,000	229,993,000	370,789,000

Cash and cash equivalents — End of period	$232,998,000	$229,993,000	$232,998,000	$229,993,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net sales

Friction Control Products	$85,792	$75,988	$325,951	$261,652

Velocity Control Products	13,784	15,553	69,616	63,912

Sealing Products	10,978	11,213	44,985	46,687

Other	21,828	20,975	81,822	79,131

Total consolidated net sales	$132,382	$123,729	$522,374	$451,382

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Operating income

Friction Control Products	$17,726	$25,275 (1)	$73,856	$76,956 (1)

Velocity Control Products	1,848	3,413	18,045	16,240

Sealing Products	943	1,973	4,974	8,721

Other	3,148	2,889	10,457	11,141

Total segment operating income	23,665	33,550	107,332	113,058

Items not allocated to segment operating income	(1,235)	(1,383)	(1,821)	(1,795)
Interest expense	(61)	(2,410)	(6,223)	(9,552)
Interest and investment income/(loss)	(338)	3,918	4,860	18,051

Income before income taxes	$22,031	$33,675	$104,148	$119,762

(1)	Includes a $5.0 million gain on the sale of a component of the Friction Control Products reporting segment.

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Orders

Friction Control Products	$53,959	$69,762	$407,218	$309,339
Velocity Control Products	12,846	16,950	67,422	66,493
Sealing Products	6,977	12,196	41,057	50,019
Other	16,699	19,100	80,337	79,616

Total consolidated orders	$90,481	$118,008	$596,034	$505,467

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
Free cash flow, as defined (non-GAAP)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Net cash from operating activities (GAAP)	$8,202	$26,897	$57,900	$74,259
Capital expenditures	(13,660)	(17,072)	(59,510)	(54,073)

Free cash flow, as defined (non-GAAP)	$(5,458)	$9,825	$(1,610)	$20,186

Kaydon’s management believes free cash flow, as defined above and a non-GAAP liquidity measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
EBITDA, as defined (non-GAAP)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Cash flow from operating activities (GAAP)	$8,202	$26,897	$57,900	$74,259
Gain on sale of a component of a reporting segment	—	5,033	—	5,033
Net change in receivables, inventories and trade payables	7,453	(888)	37,714	14,394
Net change in other assets and liabilities	5,102	(2,316)	(819)	6,581
Other, net	197	(328)	(352)	(1,285)
Net interest (income)/expense	399	(1,508)	1,363	(8,499)
Income tax expense	8,254	10,978	37,077	42,055

EBITDA, as defined (non-GAAP)	$29,607	$37,868	$132,883	$132,538

Kaydon’s management believes EBITDA, as defined above and a non-GAAP liquidity measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.